United States
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2010

NORTH VALLEY BANCORP
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

0-10652	94-2751350
(Commission File Number)	(IRS Employer Identification No.)

300 Park Marina Circle, Redding, CA	96001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 226-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 1, 2010, the Board of Directors of North Valley Bancorp (the “Company”), a California corporation and the parent of North Valley Bank, a California banking corporation, authorized and approved a one-for-five reverse stock split of the Company’s shares of common stock, effective as of the close of business on December 28, 2010 (the “Effective Date”). On the Effective Date, in accordance with an amendment of the Company’s Amended and Restated Articles of Incorporation being filed with the California Secretary of State, each five (5) outstanding shares of common stock will be exchanged and combined, automatically, without further action, into one (1) share of common stock.

As previously announced, the one-for-five reverse stock split and related filing of an amendment of the Amended and Restated Articles of Incorporation were approved by vote of the shareholders at the Company’s Annual Meeting held on July 16, 2010, subject to final review and approval by the Board of Directors. At the same Annual Meeting, the shareholders approved an increase in the number of authorized shares of common stock to 60 million shares. Approval of the one-for-five reverse stock split did not decrease that number. All options to purchase shares of common stock outstanding under the Company’s stock option plans will be decreased on the Effective Date and the exercise price per share for each option will be increased, in order to reflect the one-for-five reverse stock split.

No fractional shares will be issued as a result of the reverse stock split. In lieu of a fraction of a share of common stock, each shareholder who otherwise would have been entitled to a fraction of a share will be paid cash in an amount based on the closing price per share reported on the NASDAQ Global Select Market for the Effective Date.

The Company’s trading symbol on the NASDAQ Global Select Market is “NOVB.” For a period of 20 trading days after the Effective Date, in order to reflect completion of the reverse stock split, NASDAQ is expected to append the character “D” to the Company’s trading symbol so it will appear as “NOVBD.” In addition, the shares of common stock will trade under a new CUSIP number after the Effective Date.

A copy of the Company’s press release regarding the reverse stock split is filed as Exhibit 99.180 to this Current Report and is incorporated herein by this reference.

9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.180 Press Release dated December 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH VALLEY BANCORP

Dated: December 3, 2010	By:	/s/ Kevin R. Watson
Kevin R. Watson
Executive Vice President
Chief Financial Officer